PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 9 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated May 17, 1999
								Rule 424(b)(3)
				   $29,899,212
			Morgan Stanley Dean Witter & Co.
			   MEDIUM-TERM NOTES, SERIES C
			     Senior Fixed Rate Notes

				----------------

			7.0% Currency Protected PERQS[SM]
				Due May 22, 2000
		 Mandatorily Exchangeable for the Cash Value of
		   Shares of Common Stock of Nokia Corporation

The CP PERQS will pay 7.0% interest per year but do not guarantee any return of principal at maturity. Instead the CP PERQS will pay at maturity an amount of U.S. dollars based on the closing price of Nokia common stock on the determination date (which we expect to be May 17, 2000), subject to a cap price. The CP PERQS permit you to make an investment linked to the price of Nokia common stock without being affected by future changes in the U.S. dollar/euro exchange rate.

     o The principal amount and issue price of each CP PERQS is $1,525.47, which represents the value of 20 shares of Nokia common stock in U.S. dollars using the market price and U.S. dollar/euro exchange rate as determined on May 17, 1999.

     o We will pay 7.0% interest on the $1,525.47 principal amount of each CP PERQS. Interest will be paid quarterly, on August 22, 1999, November 22, 1999, February 22, 2000 and at maturity.

     o At maturity you will receive an amount of U.S. dollars based on the percentage increase or decrease of Nokia common stock, subject to a maximum of $2,135.66 (140% of the issue price of each CP PERQS).

     o Nokia is not involved in this offering of CP PERQS in any way and will have no financial obligation with respect to the CP PERQS.

     o Investing in CP PERQS is not equivalent to investing in Nokia common stock.

     o The CP PERQS have been approved for listing on the American Stock Exchange, Inc., subject to official notice of issuance. The AMEX symbol for the CP PERQS is "NKP".

You should read the more detailed description of the CP PERQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of CP PERQS."
"Performance Equity-linked Redemption Quarterly-pay Securities" and "CP PERQS" are our service marks.

     CP PERQS are riskier than ordinary debt securities. See "Risk Factors"
			       beginning on PS-5.


			       ------------------
		PRICE $1,525.47 PER CP PERQS AND ACCRUED INTEREST
			       ------------------



		 Price to Public    Agent's Commissions    Proceeds to MSDW
		 ---------------    -------------------    ----------------
Per CP PERQS....    $1,525.47              $3.81               $1521.66
Total..........    $29,899,212            $74,676            $29,824,536




			   MORGAN STANLEY DEAN WITTER




		      (This page intentionally left blank)




			  SUMMARY OF PRICING SUPPLEMENT

      The following summary describes the CP PERQS we are offering you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

			   Overview of the CP PERQS

      The CP PERQS are medium-term debt securities of Morgan Stanley Dean Witter & Co. whose return is linked to the performance of the common stock, Euro 0.24 par value per share, of Nokia Corporation, which we refer to in this pricing supplement as Nokia Stock. The CP PERQS permit you to participate in the price fluctuations of the Nokia Stock, up to a limit of 140% of its current level, without being affected by future changes in the U.S. dollar/ euro exchange rate.

Each CP PERQS                    We, Morgan Stanley Dean Witter & Co., are
costs $1,525.47                  offering 7.0% Currency Protected Performance
				 Equity-linked Quarterly-pay Securities[SM] due
				 May 22, 2000, which we refer to as the CP
				 PERQS[SM]. The principal amount and issue price
				 of each CP PERQS is $1,525.47. $1,525.47
				 represents the value of 20 shares of Nokia
				 Stock in U.S. dollars using the market price
The Initial Share                and U.S. dollar/euro exchange rate as
Control Amount is 20             determined on May 17, 1999.

No guaranteed return             Unlike ordinary debt securities, the CP PERQS
of principal                     do not guarantee any return of principal at
				 maturity. Instead the CP PERQS will pay an amount based on the market price of Nokia
				 Stock, either up or down, at maturity, subject to a cap price. Investing in CP PERQS is not equivalent to investing in Nokia Stock.

7.0% Interest on the             We will pay interest on the CP PERQS, at the
principal amount                 rate of 7.0% of the principal amount per year,
				 quarterly on August 22, 1999, November 22,
				 1999, February 22, 2000 and at maturity. The interest rate we pay on the CP PERQS is more than the current dividend rate on the Nokia
				 Stock. The CP PERQS will mature on May 22,
				 2000.


					    Payment at Maturity

Your appreciation                At maturity, for each $1,525.47 principal
potential is capped              amount of CP PERQS you hold, we will pay to you
				 an amount of U.S. dollars equal to the lesser of:

				 o the product of $1,525.47 times the Stock
				   Price Percentage, and

				 o $2,135.66 (140% of the issue price per CP
				   PERQS)

				 , where the Stock Price Percentage is a
				 fraction equal to:

				     the final market price of Nokia Stock
				    ---------------------------------------
				    the initial market price of Nokia Stock

				 We will determine the final market price of Nokia Stock on the determination date, which we expect will be May 17, 2000, subject to certain market disruption and extraordinary events.

				 This means that no matter how high the market price of Nokia Stock goes, you will never receive more than $2,135.66 (140% of the issue price per CP PERQS).

Payment at maturity not          The formula for payment at maturity depends on
affected by fluctuations in      the percentage change in the price of the Nokia
the U.S. dollar/euro             Stock on the Helsinki Stock Exchange and not
exchange rate                    the value of the underlying shares translated
				 back to U.S. dollars. Therefore, any payment we make to you at maturity will not be affected by future changes in the U.S. dollar/euro exchange rate. This means that, no matter how much the value of the euro declines or appreciates against the U.S. dollar, you will not share in that decline or appreciation.

The Nokia Stock is currently     Nokia Stock is currently quoted in euro on the
Euro 71.4507 per share           Helsinki Stock Exchange. As of May 17, 1999,
				 the market price of Nokia Stock was Euro
				 71.4507. You can review the prices of Nokia
				 Stock for the last three years in the
				 "Historical Information" section of this pricing supplement.

The Calculation Agent            We have appointed Morgan Stanley & Co.
				 Incorporated ("MS & Co.") to act as calculation agent for The Chase Manhattan Bank, the trustee for the CP PERQS. As calculation agent, MS &
				 Co. will determine the market price of the Nokia Stock and the amount of cash that you receive at maturity. As calculation agent, MS &
				 Co. will also adjust any payment to you at maturity for certain corporate events that could affect the price of the Nokia Stock and that we describe in the section called
				 "Description of CP PERQS--Antidilution
				 Adjustments" in this pricing supplement.

No affiliation with              Nokia Corporation is not an affiliate of ours
Nokia Corporation                and is not involved with this offering in any
				 way. The obligations represented by the CP
				 PERQS are obligations of Morgan Stanley Dean
				 Witter & Co. and not of Nokia Corporation.

More information on              The CP PERQS are senior notes issued as part
the CP PERQS                     of our Series C medium-term note program. You
				 can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 6, 1999. We describe the basic features of this type of
				 note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable
				 Notes."

				 For a detailed description of the terms of the CP PERQS including the specific mechanics and timing of the payment determinations, you should read the "Description of CP PERQS"
				 section in this pricing supplement. You should also read about some of the risks involved in investing in CP PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the CP PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisers with regards to any proposed or actual investment in the CP PERQS.

How to reach us                  Please contact our principal executive offices
				 at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.



				  RISK FACTORS

	       The CP PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Nokia Stock, there is no guaranteed return of principal. To the extent that the final market price of Nokia Stock decreases form the date we offer the CP PERQS for initial sale to the public, investors will lose money on their investment. CP PERQS are not equivalent to investing directly in Nokia Stock. Among other differences, investors in CP PERQS will not receive any dividends paid on Nokia Stock. This section describes the most significant risks relating to the CP PERQS. You should carefully consider whether the CP PERQS are suited to your particular circumstances before you decide to purchase them.

CP PERQS are not                 The CP PERQS combine features of equity and
Ordinary Senior Notes --         debt. The terms of the CP PERQS differ from
No Guaranteed Return             those of ordinary debt securities in that we
of Principal                     will not pay you a fixed amount at maturity.
				 Our payment to you at maturity is based on the price of the Nokia Stock on the determination date. If, on the determination date, the final market price of Nokia Stock is less than the market price on the first trading day after we offer the CP PERQS for initial sale to the public, we will pay you less than the principal amount of the CP PERQS.

Your Appreciation                The appreciation potential of the CP PERQS is
Potential is Limited             limited because of the cap price. Even if the
				 final market price in euro on the determination date is more than 140% of the initial market price, you will receive only $2,135.66 (140% of the issue price of each CP PERQS) for each of your CP PERQS at maturity.

Secondary Trading                There may be little or no secondary market for
May be Limited                   the CP PERQS. Although the CP PERQS have been
				 approved for listing on the American Stock
				 Exchange, Inc., it is not possible to predict whether the CP PERQS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for CP PERQS but is not required to do so.

Market Price of the              Several factors, many of which are beyond our
CP PERQS Influenced              control, will influence the value of the CP
by Many Unpredictable            PERQS. We expect that generally the market
Factors                          price of Nokia Stock on any day will affect the
				 value of the CP PERQS more than any other single factor. Other factors that may influence the value of the CP PERQS include:

				 o the volatility (frequency and magnitude of changes in price) of the Nokia Stock

				 o  the dividend rate on Nokia Stock

				 o  economic, financial, regulatory and
				    political events that affect stock markets generally and which may affect the market price of Nokia Stock

				 o  interest and yield rates in the market

				 o  the value of the euro relative to other
				    currencies, including the U.S. dollar

				 o  the time remaining to the maturity of the CP
				    PERQS

				 o  our creditworthiness

				 These factors (and the currency exchange rate fluctuations explained below) will influence the price you receive if you sell your CP PERQS prior to maturity. For example, you may have to sell your CP PERQS at a substantial discount from the principal amount if the market price of the Nokia Stock is at or below the initial market price.

				 You cannot predict the future performance of Nokia Stock based on its historical performance. The price of Nokia Stock may decrease so that you will receive at maturity less than the principal amount of the CP PERQS. We cannot guarantee that the price of Nokia Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the CP PERQS or that the price of Nokia Stock will not increase above 140% of the initial market price. You will no longer share in the performance of the Nokia Stock at market prices above 140% of the initial market price.

Currency Fluctuations            By purchasing CP PERQS rather than the
May Impact the Value             underlying Nokia Stock, you have a hedge
of Your CP PERQS                 against a decline in the value of the euro
Relative to Nokia Stock          against the U.S. dollar. However, you will not
				 benefit from any appreciation of the euro against the U.S. dollar during the term of the CP PERQS.

				 Any appreciation in the value of the euro against the U.S. dollar during the term of the CP PERQS will not affect the amount you are paid at maturity. However, appreciation in the euro may decrease the value of your CP PERQS in relation to the Nokia Stock, because you will not benefit from any such appreciation.

				 In addition, fluctuations in the value of the euro relative to other currencies may influence investors to buy or sell euro denominated assets and thus affect the value of the Nokia Stock.

No Affiliation with              We are not affiliated with Nokia Corporation.
Nokia Corporation                Although we do not have any non-public
				 information about Nokia as of the date of this pricing supplement, we or our affiliates may presently or from time to time engage in business with Nokia, including extending loans to, or making equity investments in, Nokia or providing advisory services to Nokia, including merger and acquisition advisory services.
				 Moreover, we have no ability to control or predict any actions of Nokia, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. Nokia is not involved in the offering of the CP PERQS in any way and has no obligation to consider your interest as a holder of CP PERQS in taking any corporate actions that might affect the value of your CP PERQS. None of the money you pay for the CP PERQS will go to Nokia.

You Have No                      As a holder of CP PERQS, you will not have
Shareholder Rights               voting rights or rights to receive dividends or
				 other distributions or any other rights with respect to the Nokia Stock.

Antidilution Adjustments         MS & Co., as calculation agent, will adjust the
Can Adversely Affect the         amount payable at maturity for certain events
Value of the CP PERQS            affecting the Nokia Stock, such as stock splits
				 and stock dividends, and certain other
				 corporate actions involving Nokia, such as mergers. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect the Nokia
				 Stock other than those specified. The
				 determination by the calculation agent to adjust, or not adjust, the amount payable at maturity may materially and adversely affect the market price of the CP PERQS. In addition, we may, at our sole discretion, cause the calculation agent to alter the specified antidilution adjustments, if we determine that such existing adjustments do not properly take into account the consequences of the events enumerated in such antidilution adjustments.
				 Any alterations to the specified antidilution adjustments set forth above may be materially adverse to the holders of the CP PERQS.

Potential Risks of Investing     An investment in CP PERQS involves
in a Security Linked to a        considerations that may not be associated with
Foreign Security                 a security linked to stocks of U.S. issuers.
				 These considerations relate to foreign market factors generally and may include, for example, different accounting requirements and regulations, different and in some cases more adverse economic environments and greater governmental involvement in the economy.

Potential Conflicts of           As calculation agent, MS & Co. will calculate
Interest between You and         the payment to you at maturity of the CP PERQS.
the Calculation Agent            MS & Co. and other affiliates may carry out
				 hedging activities related to CP PERQS,
				 including trading in Nokia Stock as well as in other instruments related to Nokia Stock. MS &
				 Co. and some of our other subsidiaries also trade Nokia Stock and other financial instruments related to Nokia Stock on a regular basis as part of their general broker dealer businesses. Any of these activities could influence MS & Co.'s determination of adjustments made to CP PERQS and, accordingly, could affect your payout on the CP PERQS.

Tax Treatment                    You should also consider the tax consequences
				 of investing in the CP PERQS. There is no direct legal authority as to the proper tax treatment of the CP PERQS, and therefore significant aspects of the tax treatment of the CP PERQS are uncertain. We do not plan to request a ruling from the Internal Revenue
				 Service ("IRS") regarding the tax treatment of the CP PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section "Description of CP PERQS--United States
				 Federal Income Taxation" in this pricing supplement.



			     DESCRIPTION OF CP PERQS

Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "CP PERQS" refers to each $1,525.47 principal amount of our 7.0% Currency Protected PERQS(sm) due May 22, 2000 Mandatorily Exchangeable for the Cash Value of Common Stock of Nokia Corporation. In this pricing supplement, "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $29,899,212

Maturity Date.................   May 22, 2000

Interest Rate.................   7.0% per annum.

Interest Payment Dates........   August 22, 1999, November 22, 1999, February
				 22, 2000 and at maturity

Specified Currency............   U.S. dollars

Issue Price...................   $1,525.47 per CP PERQS, which equals the
				 product of (a) the Initial Stock Price times the Initial Share Control Amount, multiplied by (b) the Initial FX Rate.

Original Issue Date
(Settlement Date).............   May 21, 1999

Pricing Date..................   For the purpose of determining the Initial
				 Stock Price and the Initial FX Rate, the
				 Pricing Date will be the trading day in the Republic of Finland next succeeding the day on which the offering of the CP PERQS is completed in the United States.

CUSIP.........................   617446810

Denominations.................   $1,525.47 and integral multiples thereof

Amount Payable at Maturity....   At maturity (including as a result of
				 acceleration under the terms of the
				 indenture), upon delivery of each CP PERQS to the Trustee, we will, with respect to the principal amount of each CP PERQS, deliver an amount in U.S. dollars equal to the lesser of
				 (x) the product of the Issue Price and the Stock Price Percentage or (y) $2,135.66, or
				 140% of the Issue Price (the "Cap Price").

				 We will, or will cause the Calculation Agent to, deliver U.S. dollars to the Trustee for delivery to the holders.

Nokia Stock...................   The common stock, par value Euro 0.24 per
				 share, of Nokia Corporation, a Finnish
				 corporation ("Nokia").

Stock Price Percentage........   The Stock Price Percentage is a fraction, the
				 numerator of which will be the Final Stock
				 Price and the denominator of which will be the Initial Stock Price.

Initial Stock Price...........   Euro 71.4507, the Market Price of one share
				 of Nokia Stock on the Pricing Date, as
				 determined by the Calculation Agent.

Final Stock Price.............   The product of the Market Price of one share
				 of Nokia Stock and the Share Ratio, each as determined on the Determination Date by the Calculation Agent.

Initial Share Control Amount..   20

Initial FX Rate...............   U.S.$1.0675 per Euro 1.00, the U.S.
				 dollar/euro exchange rate as of the Pricing
				 Date, as determined by the Calculation Agent.


Share Ratio...................   The Share Ratio will initially be set at 1.0,
				 but will be subject to adjustment upon the occurrence of certain events through and including the Determination Date. See
				 "--Antidilution Adjustments" below.

Determination Date............   May 17, 2000, or if such day is not a Trading
				 Day or if there is a Market Disruption Event on such day, the Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that the Determination
				 Date will be no later than the second
				 scheduled Trading Day preceding the Maturity
				 Date, notwithstanding the occurrence of a Market Disruption Event on such second scheduled Trading Day.

Market Price..................   The Market Price for any security for any
				 date means the official closing price of such security as reported by the principal exchange on which such security is traded on such date. If the official closing price is not available for any reason (including, without limitation, the occurrence of a Market Disruption Event), the Market Price for such security for any date shall be the mean, as determined by the Calculation Agent, of the bid prices for such security obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent after 3:00 p.m. (local time in such principal market) on such date.

Trading Day...................   A day on which trading is generally conducted
				 on the Helsinki Stock Exchange, and, in the over-the-counter market for equity securities in the United States and the Republic of Finland, as determined by the Calculation
				 Agent.

Business Day..................   Any day other than a Saturday or Sunday, that
				 is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The
				 City of New York or in Helsinki.

Optional Redemption...........   We will not redeem the CP PERQS prior to the
				 Maturity Date.

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for this Underwritten
Offering of CP PERQS..........   Morgan Stanley & Co. Incorporated

Calculation Agent.............   Morgan Stanley & Co. Incorporated and its
				 successors ("MS & Co.")

				 Because the Calculation Agent is our
				 affiliate, potential conflicts of interest may exist between the Calculation Agent and you as holder of the CP PERQS with respect to its determinations of the Share Ratio, the antidilution adjustments or the Market Price of Nokia Stock or of whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.

				 All percentages resulting from any
				 calculation on the CP PERQS will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
				 9.87655% (or .0987655)), and all dollar
				 amounts used in or resulting from such
				 calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Antidilution Adjustments......   The Share Ratio (and, in the case of
				 paragraph 5 below, the determination of the cash payment at maturity) will be adjusted as follows:

				    1. If Nokia Stock is subject to a stock
				 split or reverse stock split, then once such split has become effective, the Share Ratio will be adjusted to equal the product of the prior Share Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Nokia Stock.

				    2. If Nokia Stock is subject to (i) a stock
				 dividend (issuance of additional shares of Nokia Stock) that is given ratably to all holders of shares of Nokia Stock or (ii) to a distribution of Nokia Stock as a result of the triggering of any provision of the corporate charter of Nokia, then once the dividend has become effective and Nokia Stock is trading ex-dividend, the Share Ratio will be adjusted so that the new Share Ratio shall equal the prior Share Ratio plus the product of (i) the number of shares issued with respect to one share of Nokia Stock and (ii) the prior Share Ratio.

				    3. There will be no adjustments to the Share
				 Ratio to reflect cash dividends or other distributions paid with respect to Nokia Stock other than distributions described in clause
				 (v) of paragraph 5 below and Extraordinary
				 Dividends as described below. A cash dividend or other distribution with respect to Nokia Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non- Extraordinary Dividend for Nokia Stock by an amount equal to at least 10% of the Market Price of Nokia Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Nokia Stock, the Share Ratio with respect to Nokia Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Share Ratio will equal the product of
				 (i) the then current Share Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Nokia Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Nokia Stock or
				 (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non- cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Nokia Stock described in clauses (i) and (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Share Ratio pursuant only to clause (i) or clause (v) of paragraph 5.

				    4. If Nokia issues rights or warrants to all
				 holders of Nokia Stock to subscribe for or purchase Nokia Stock at an exercise price per share less than the Market Price of the Nokia Stock on both (i) the date the exercise price of such rights or warrants is determined and
				 (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the CP PERQS, then the Share Ratio will be adjusted to equal the product of the prior Share Ratio and a fraction, the numerator of which shall be the number of shares of Nokia Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Nokia Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Nokia Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Nokia Stock which the aggregate offering price of the total number of shares of Nokia Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

				    5. If (i) there occurs any reclassification
				 or change of Nokia Stock, including, without limitation, as a result of the issuance of any tracking stock by Nokia, (ii) Nokia, or any surviving entity or subsequent surviving entity of Nokia (a "Nokia Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Nokia or any Nokia Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Nokia is liquidated or nationalized, (v) Nokia issues to all of its shareholders equity securities of an issuer other than Nokia (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Nokia Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable at maturity for each CP PERQS will be adjusted to provide that each holder of CP PERQS will receive at maturity, in respect of the principal amount of each CP PERQS, U.S. dollars in an amount equal to (a) if the Transaction Value (as defined below) is greater than the Cap Price, the Cap Price or (b) if the Transaction Value is less than or equal to the Cap Price, the Transaction Value; provided that, if the Exchange Property (as defined below) received in any such Reorganization Event consists only of cash or if all of the consideration received in such Reorganization Event is denominated in (or, if such consideration consists of property other than cash or securities, would reasonably be valued in a currency other than U.S. dollars or euro), the maturity date of the CP PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Nokia Stock. "Exchange Property" means the securities, cash or any other assets distributed to holders of Nokia Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of Nokia Stock and, in the case of a Spin-off Event, the share of Nokia Stock with respect to which the spun-off security was issued. "Transaction Value" means
				 (i) for any cash received in any such
				 Reorganization Event, the amount of cash received per share of Nokia Stock multiplied by the product of the Initial Share Control Amount and the then current Share Ratio and, if such cash consists of euro, multiplied by the Initial FX Rate, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value (as determined by the Calculation Agent) of such Exchange Property received for each share of Nokia Stock at the date of the receipt of such Exchange Property multiplied by the product of the Initial Share Control Amount and the then current Share Ratio and, if the value of such property has been valued in euro, multiplied by the Initial FX Rate and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price per share of such security on the Determination Date multiplied by the quantity of such security received for each share of Nokia Stock multiplied by the product of the Initial Share Control Amount and the Share Ratio for Nokia Stock at the time of such Reorganization Event and, if the security is denominated in euro, multiplied by the Initial FX Rate.

				 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

				    6. If more than one of the events set out
				 above occurs, the adjustments to the Share
				 Ratio for the second and subsequent events shall be to the Share Ratio as adjusted for preceding events.

				    7. Except as described below, no adjustments
				 to the Share Ratio or to the amount payable at maturity of the CP PERQS will be required other than those specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional adjustments to the Share Ratio or to adjust the determination of the cash payment at maturity upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Nokia Stock, but only to reflect such changes, and not with the aim of changing relative investment risks. In addition, we may, at our sole discretion, cause the Calculation Agent, to alter the specific adjustments set forth above in paragraphs 1 through 6 upon the occurrence of one or more of the events enumerated in paragraphs 1 through 6, if we determine that such adjustments do not properly reflect the consequences of the events enumerated in such paragraphs or would not preserve the relative investment risks. There may be corporate or other similar events that could affect the Market Price of the Nokia Stock for which the Calculation Agent will not adjust the Share Ratio.

				 Any alterations to the specific adjustments set forth above may be materially adverse to the holders of the CP PERQS.

				 No adjustments to the Share Ratio will be required unless such Share Ratio adjustment would require a change of at least 0.1% in the Share Ratio then in effect. The Share Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

				 Notwithstanding the foregoing, the amount payable by us at maturity with respect to each CP PERQS will not under any circumstances exceed $2,135.66.

				 The Calculation Agent shall be solely
				 responsible for the determination and
				 calculation of any adjustments to the Share
				 Ratio or method of calculating the Share
				 Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described above (including the identification of potential events described in paragraph 7), and its determinations and calculations with respect thereto shall be conclusive. If any of the Exchange Property described in paragraph 5 above is denominated in a currency other than U.S. dollars or euro, the Calculation Agent, in determining the Transaction Value, will determine the value of such Exchange Property in U.S. Dollars.
				 In determining the value of such Exchange
				 Property, the Calculation Agent will assume that all currency exchange costs would be borne by you.

				 The Calculation Agent will provide
				 information as to any adjustments to the Share Ratio or method of calculating the Share Ratio or the cash payment at maturity upon written request by any holder of the CP PERQS.

Market Disruption Event.......   "Market Disruption Event" means, with respect
				 to Nokia Stock:

				 (i) a suspension, absence or material
				 limitation of trading of Nokia Stock on the primary market for Nokia Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Nokia Stock as a result of which the reported trading prices for Nokia Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Nokia Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

				 (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the CP PERQS.

				 For purposes of determining whether a Market
				 Disruption Event has occurred: (1) a
				 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to any applicable rule or regulation enacted or promulgated by the Helsinki Stock Exchange (or any other self-regulatory organization in the Republic of Finland with jurisdiction over the Helsinki Stock Exchange) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Nokia Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Nokia Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Nokia Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternative Determination Date
in case of an Event of
Default.......................   In case an Event of Default with respect to
				 any CP PERQS shall have occurred and be
				 continuing, the amount declared due and
				 payable upon any acceleration of the CP PERQS will be determined by the Calculation Agent as though the Determination Date were the date of acceleration plus any accrued but unpaid interest to but not including the date of acceleration.

Nokia Stock; Public
Information...................   Nokia is a mobile phone manufacturer and
				 a leading supplier of digital mobile and fixed networks which also supplies multimedia equipment, satellite and cable receivers, computer monitors as well as other telecommunications related products. American
				 Depositary Shares representing Nokia Stock are registered under the Exchange Act of 1934, as amended (the "Exchange Act").
				 Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
				 Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
				 N.W., Washington, D.C. 20549 or at its
				 Regional Office located at Suite 1400,
				 Citicorp Center, 500 West Madison Street,
				 Chicago, Illinois 60661 and at Seven World
				 Trade Center, 13th Floor, New York, New York
				 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
				 Washington, D.C. 20549, at prescribed rates.
				 In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
				 Website is http://www.sec.gov. Information provided to or filed with the Commission by Nokia pursuant to the Exchange Act can be located by reference to Commission file number 1-13202. In addition, information regarding Nokia may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

				 This pricing supplement relates only to the CP PERQS offered hereby and does not relate to Nokia Stock or other securities of Nokia. We have derived all disclosures contained in this pricing supplement regarding Nokia from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Nokia in connection with the offering of the CP PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Nokia are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Nokia Stock (and therefore the Initial Stock Price) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Nokia could affect the value received at maturity with respect to the CP PERQS and therefore the trading prices of the CP PERQS.

				 Neither we nor any of our affiliates make any representation to any purchaser of CP PERQS as to the performance of Nokia Stock.

				 We or our affiliates may presently or from time to time engage in business with Nokia, including extending loans to, or making equity investments in, Nokia or providing advisory services to Nokia, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non- public information with respect to Nokia and, in addition, one or more of our affiliates may publish research reports with respect to Nokia. The statement in the preceding sentence is not intended to affect the right of holders of the CP PERQS under the securities laws. As a prospective purchaser of a CP PERQS, you should undertake an independent investigation of Nokia as in your judgment is appropriate to make an informed decision with respect to an investment in Nokia Stock.

Historical Information........   The following table sets forth the high and
				 low Market Price of Nokia Stock during 1996,
				 1997, 1998, and during 1999 through May 17,
				 1999 on the Helsinki Stock Exchange.  The
				 Market Price on May 17, 1999 was Euro
				 71.4507.  The Market Prices, quoted in
				 Finnish markka on the Helsinki Stock Exchange prior to January 1, 1999, have been converted to euro at the official rate. Prior to a consolidation of Nokia's share capital effective on the trading market as of April
				 12, 1999, Nokia's A Shares traded on the
				 Helsinki Stock Exchange.  Effective April 12,
				 1999, Nokia's share capital comprised only
				 Nokia Stock. We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Nokia Stock as an indication of future performance. The price of Nokia Stock may decrease so that you will receive at maturity cash in an amount that is less than the principal amount of the CP PERQS. We cannot give you any assurance that the price of Nokia Stock will increase so that at maturity you will receive cash in an amount in excess of the principal amount of the CP
				 PERQS or that, if such price appreciates, it will not exceed 140% of the Initial Stock
				 Price. Because your return is linked to the performance of Nokia Stock, there is no guaranteed return of principal. To the extent that Nokia Stock drops below the issue price and the shortfall is not offset by the coupon paid on the CP PERQS, you will lose money on your investment. The Nokia Stock is listed under the ISIN and SEDOL numbers of FI0009000681 and 5655212, respectively.


								  Dividends Per
			 Nokia              High         Low         Share(1)
		  --------------------  ----------   ----------   -------------
		  1996
		    First Quarter.....  Euro 7.632   Euro 6.139    Euro 0.000
		    Second Quarter....       8.620        6.307         0.750
		    Third Quarter.....       8.573        6.387         0.000
		    Fourth Quarter....      11.269       11.100         0.875
		  1997
		    First Quarter.....      13.897       11.100         0.875
		    Second Quarter....      16.524       11.815         0.000
		    Third Quarter.....      21.150       18.766         0.000
		    Fourth Quarter....      22.457       15.095         0.000
		  1998
		    First Quarter.....      15.477       25.396         1.875
		    Second Quarter....      33.932       25.733         0.000
		    Third Quarter.....      41.879       30.047         0.000
		    Fourth Quarter....      53.635       25.312         0.000
		  1999
		    First Quarter.....      74.550       54.950         2.875
		    Second Quarter
		      (through May 17,
		      1999)...........      78.900       65.800         0.000


		  ---------------
		  (1)  Dividends are reported at ex-dividend date.

				 Historical prices have been adjusted for two 2 for 1 stock splits of Nokia Stock, which became effective in the second quarter of 1998 and the second quarter of 1999, respectively.

				 We make no representation as to the amount of dividends, if any, that Nokia will pay in the future. In any event, as a holder of the CP PERQS, you will not be entitled to receive dividends, if any, that may be payable on Nokia Stock.

Comparative Historical
Returns.......................   The following table sets forth, for each of
				 the years in the left hand column, (i) the historical annual rate of return (including dividends) of the Nokia Stock in euro, (ii) the historical rate of return (including dividends) of the Nokia Stock stated in U.S.
				 dollars, using the U.S dollar/euro exchange rate at the beginning and end of each yearly period, and (iii) the hypothetical annualized rate of return of the CP PERQS (including a coupon of 7.0%) and assuming a cap price equal to 140% of the Issue Price of the CP
				 PERQS, calculated as if the Stock Price
				 Percentage had been determined for each
				 one-year period.

				 The historical returns of Nokia Stock in euro or U.S. dollars should not be taken as an indication of future performance, and no assurance can be given that the price of Nokia Stock will not decrease with the result that the beneficial owners of the CP PERQS would receive at maturity cash in an amount that is less than the principal amount of the CP PERQS.

			     Annual Total
			      Return of       Annual Total        Hypothetical
			   Nokia Stock in       Return of      Annualized Return
				euro        Nokia Stock in $      of CP PERQS
			   --------------   ----------------   -----------------
		  1996          52.5%             43.3%               47.0%
		  1997          46.6              24.4                47.0
		  1998         215.5             226.0                47.0
		  1999(1)       27.8              20.0                34.8

		  -------------
		  (1)  through May 17, 1999

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
				 the CP PERQS will be used for general
				 corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the CP
				 PERQS. See also "Use of Proceeds" in the accompanying Prospectus.

				 On or prior to the date of this pricing
				 supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the CP PERQS by taking positions in Nokia Stock. Purchase activity could potentially have increased the price of Nokia Stock, and therefore effectively have increased the level to which Nokia Stock must rise before you would receive at maturity cash in an amount that is equal to or greater than the principal amount of the CP PERQS. We, through our subsidiaries, are likely to modify our hedge position throughout the life of the CP PERQS, including on the Determination Date, by purchasing and selling Nokia Stock, options contracts on Nokia Stock listed on major securities markets or positions in any other instruments that we may wish to use in connection with such hedging, including, without limitation, instruments linked to or denominated in euro. Although we have no reason to believe that our hedging activity had or will have a material impact on the price of Nokia Stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................   In order to facilitate the offering of the CP
				 PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the CP PERQS or Nokia Stock.
				 Specifically, the Agent may overallot in connection with the offering, creating a short position in the CP PERQS for its own account. In addition, to cover allotments or to stabilize the price of the CP PERQS, the Agent may bid for, and purchase, the CP PERQS or Nokia Stock in the open market. See "Use of Proceeds and Hedging" above.

				 We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933. See also "Plan of Distribution" in the accompanying Prospectus Supplement.

ERISA Matters for Pension Plans
and Insurance Companies.......   MSDW and certain affiliates of MSDW,
				 including MS & Co. and Dean Witter Reynolds
				 ("DWR"), may each be considered a "party in interest" within the meaning of the Employee
				 Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue
				 Code of 1986, as amended (the "Code") with respect to many employee benefit plans.
				 Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the CP PERQS are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless such the CP PERQS are acquired pursuant to an exemption from the prohibited transaction rules.

				 The acquisition of the CP PERQS may be
				 eligible for one of the exemptions noted below if such acquisition:

				 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

				 (b) (i) is made solely with assets of an insurance company pooled separate account and
				 (ii) satisfies the requirements and
				 conditions of PTCE 90-1 issued by the DOL;

				 (c) (i) is made solely with assets managed by a qualified professional asset manager and
				 (ii) satisfies the requirements and
				 conditions of PTCE 84-14 issued by the DOL;

				 (d) is made solely with assets of a
				 governmental plan (as defined in Section
				 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

				 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

				 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

				 The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. Any insurance company or pension or employee benefit plan proposing to invest in the CP PERQS should consult with its legal counsel.

United States Federal Income
Taxation......................   The following summary is based on the
				 advice of Davis Polk & Wardwell, special tax counsel to MSDW ("Tax Counsel"), and is a general discussion of the principal potential
				 U.S. federal income tax consequences to U.S.
				 Holders (as defined below) who are initial holders of the CP PERQS purchasing the CP
				 PERQS at the Issue Price, and who will hold the CP PERQS as capital assets within the meaning of Section 1221 of the Internal
				 Revenue Code of 1986, as amended (the
				 "Code"). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S.
				 federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a CP PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).
				 As the law applicable to the U.S. federal income taxation of instruments such as the CP
				 PERQS is technical and complex, the
				 discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

				 As used herein, the term "U.S. Holder" means an owner of a CP PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

				 General

				 Pursuant to the terms of the CP PERQS, MSDW and every holder of a CP PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a CP PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a contract (the "Forward Contract") that requires the holder of the CP PERQS to pay an amount as described below under "Settlement of the Forward Contract" and entitles the holder to receive a cash amount at maturity as described above in "Description of the CP PERQS -- Amount Payable at Maturity", and
				 (ii) a deposit with MSDW of a fixed amount of cash, to secure the holder's obligation under the Forward Contract. For this purpose, MSDW has determined that, of the quarterly payments on the CP PERQS, 5.528% is attributable to interest on the Deposit.
				 This determination is based on MSDW's
				 judgment as to, among other things, MSDW's normal borrowing cost and the value of the Forward Contract. Under this characterization, the remainder of the quarterly payments on the CP PERQS represents payments attributable to the holders' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on MSDW's determination of the relative fair market values of the Components at the time of issuance of the CP PERQS, MSDW will allocate 100% of the Issue Price of the CP PERQS to the Deposit and none to the Forward Contract.

				 MSDW's allocation of the Issue Price among the Components will be binding on a holder of the CP PERQS, unless such holder timely and explicitly discloses to the Internal Revenue Service (the "IRS") that its allocation is different from MSDW's. The treatment of the CP PERQS described above and MSDW's allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the CP PERQS or instruments similar to the CP PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the CP PERQS. Due to the absence of authorities that directly address instruments that are similar to the CP PERQS, tax counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the CP PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the CP PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
				 Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the CP PERQS (including alternative characterizations of the CP PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

				 Tax Treatment of the CP PERQS

				 Assuming the characterization of the CP PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

				 Quarterly Payments on the CP PERQS. To the extent attributable to the interest on the Deposit, quarterly payments on the CP PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Although the federal income tax treatment of the Contract Fees is uncertain, MSDW intends to take the position that the Contract Fees constitute taxable income to the holders at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

				 Tax Basis. Based on MSDW's determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

				 Settlement of the Forward Contract. Upon the maturity of the Forward Contract, a U.S. Holder receiving cash would, pursuant to the Forward Contract, be deemed to have applied the Deposit toward the exchange for the cash payment at maturity, and a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the U.S. Holder's tax basis in the Deposit. Any such gain or loss would generally be capital gain or loss, as the case may be.

				 Sale or Exchange of the CP PERQS. Upon a sale or exchange of a CP PERQS prior to the maturity of the CP PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the CP PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the CP PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the CP PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisers regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a CP PERQS.

				 Possible Alternative Tax Treatments of an
				 Investment in the CP PERQS

				 Due to the absence of authorities that
				 directly address the proper characterization of the CP PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a CP PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

				 If the IRS were successful in asserting that the Contingent Payment Regulations applied to the CP PERQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. Furthermore, any gain realized with respect to the CP PERQS would generally be treated as ordinary income.

				 Even if the Contingent Payment Regulations do not apply to the CP PERQS, other alternative federal income tax characterizations or treatments of the CP PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the CP PERQS. It is possible, for example, that a CP PERQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the CP PERQS.

				 Proposed Legislation

				 On May 5, 1999, Representative Richard Neal introduced legislation (the "Neal Bill") which, if enacted, would treat a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized by such taxpayer with respect to the derivative position would be recharacterized as short term capital gain. Although the Neal Bill, if enacted as currently drafted, will not apply to the CP PERQS, the Neal Bill authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" rule. There is no assurance that the Treasury Department will not promulgate regulations to apply the rule to the CP PERQS. If the Neal Bill were to apply to the CP PERQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain recognized by such U.S. Holder on sale or maturity of a CP PERQS as short term capital gain, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired Nokia Stock itself on the issue date of the CP PERQS and disposed of the Nokia Stock upon disposition of the CP PERQS. In addition, the Neal Bill would impose an interest charge on the gain that was recharacterized on the sale or maturity of the CP PERQS. As proposed, the Neal Bill would be effective for gains recognized after the date of enactment.

				 Backup Withholding and Information Reporting

				 A U.S. Holder of a CP PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.